Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-231121

$1,250,000,000

5.375% Fixed-Rate Reset Cumulative Perpetual Preferred Stock, Series A

SUMMARY OF TERMS

Security:	5.375% Fixed-Rate Reset Cumulative Perpetual Preferred Stock, Series A (the “Series A Preferred Stock”)

Issuer:	Edison International (“EIX”)

Size:	1,250,000 shares of Series A Preferred Stock

Aggregate Liquidation Preference:	$1,250,000,000

Anticipated Ratings*:	Ba2 / BB+ / BB (Moody’s / S&P / Fitch)

Trade Date:	March 2, 2021

Settlement Date**:	March 9, 2021 (T+5)

Maturity:	Perpetual (unless redeemed by EIX as described below under “Optional Redemption”)

Public Offering Price:	$1,000 per share

Liquidation Preference:	$1,000 per share

Dividend Rate (Cumulative):

From and including the Settlement Date to, but excluding, March 15, 2026 (the “First Reset Date”), 5.375% per annum. For each Reset Period (as defined in the preliminary prospectus supplement dated March 2, 2021 relating to the Series A Preferred Stock (the “Preliminary Prospectus”)) on and after the First Reset Date, a per annum rate equal to the Five-year U.S. Treasury Rate (as defined in the Preliminary Prospectus) as of the most recent Reset Dividend Determination Date (as defined in the Preliminary Prospectus), plus a spread of 4.698%.

Dividend Payment Dates:	March 15 and September 15 of each year, commencing on September 15, 2021.

Optional Redemption:

EIX may, at its option, redeem the Series A Preferred Stock:

•  in whole or in part, from time to time, on any day during any Par Call Period at a redemption price in cash equal to $1,000 per share; or

•  in whole but not in part, at any time within 120 days after the conclusion of any review or appeal process instituted by EIX following the occurrence of a Ratings Event (as defined in the Preliminary Prospectus), or, if no review or appeal process is available or sought with respect to such Ratings Event, at any time within 120 days after the occurrence of such Ratings Event, at a redemption price in cash equal to $1,020 per share, plus, in each case, but subject to certain exceptions, all accumulated and unpaid dividends (whether or not declared) to, but excluding, such redemption date.

Par Call Period:

With respect to the First Reset Date, the period from and including March 9, 2026 through and including the First Reset Date.

With respect to any Reset Date after the First Reset Date, the period from and including the December 15 immediately preceding such Reset Date through and including such Reset Date.

Reset Date:	The First Reset Date and March 15 of every fifth year after 2026.

Listing:	None.

CUSIP/ISIN:	281020AS6/ US281020AS67

Joint Book-Running Managers:

Wells Fargo Securities, LLC (“Wells Fargo Securities”)
BofA Securities, Inc. (“BofA”)

J.P. Morgan Securities LLC (“J.P. Morgan”)

RBC Capital Markets, LLC (“RBC”)

Barclays Capital Inc.

Citigroup Global Markets Inc.

Credit Suisse Securities (USA) LLC

Morgan Stanley & Co. LLC

Co-Managers:	AmeriVet Securities, Inc. Blaylock Van, LLC MFR Securities, Inc. Penserra Securities LLC Siebert Williams Shank & Co., LLC

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
**

Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Series A Preferred Stock on the Trade Date and the next two business days will be required, by virtue of the fact that the Series A Preferred Stock initially will not settle in T+2, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisor.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Wells Fargo Securities at 1-800-645-3751, BofA at 1-800-294-1322, J.P. Morgan at 1-212-834-4533 or RBC at 1-866-375-6829.

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